Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject: SECOND QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — JANUARY 11, 2018

SKYLINE REPORTS SECOND QUARTER AND FIRST HALF RESULTS

For the second quarter of fiscal 2018, Skyline Corporation (NYSE MKT: SKY) (“Skyline” or the “Corporation”) reported the following results:

•	Net sales of $57,765,000, a decrease of 10.1% over net sales of $64,226,000 from the year ago quarter. The decrease is mainly due to prior period net manufactured housing sales including $8,092,000 attributable to facilities in Elkhart, Indiana and Mansfield, Texas which closed in the fourth quarter of fiscal 2017. Modular housing net sales partially offset the decrease as a result of multiple facilities experiencing increased customer demand for this product.

•	Operating income for fiscal 2018 was $3,001,000 as compared to an operating loss of $509,000 for fiscal 2017. Current year operating income includes a $762,000 net gain on the sale of property, plant and equipment. Prior year’s operating loss included a $1,362,000 loss, excluding corporate overhead allocation, attributable to the Elkhart and Mansfield facilities.

•	Net income of $2,964,000 or $0.35 per share as compared to a net loss of $595,000 or $0.07 per share in the second quarter of fiscal 2017. Included in current year income is a net gain on sale of property, plant and equipment of $762,000.

For the first half of fiscal 2018, the Corporation reported the following results:

•	Net sales of $116,227,000, a decrease of 7.3% over net sales of $125,402,000 from the year ago first half. The decrease is mainly due to prior period net manufactured housing sales including $13,293,000 attributable to the Elkhart and Mansfield facilities. Modular housing net sales partially offset the decrease as a result of multiple facilities experiencing increased customer demand for this product. In addition, park model net sales rose as a result of management’s continuing initiative to increase this product’s exposure at substantially all of the Corporation’s facilities.

•	Operating income for fiscal 2018 was $4,755,000 as compared to operating income of $321,000 for fiscal 2017. Current year operating income includes a $702,000 net gain on the sale of property, plant and equipment. Prior year’s operating income included a $2,517,000 loss, excluding corporate overhead allocation, attributable to the Elkhart and Mansfield facilities.

•	Net income of $4,571,000 or $0.54 per share as compared to a net income of $149,000 or $0.02 per share in the six months of fiscal 2017. Included in current year income is a net gain on sale of property, plant and equipment of $702,000.

Bringing America Home.	Bringing America Fun.

Skyline Corporation and Subsidiary Companies

Consolidated Balance Sheets

(Dollars in thousands)

	December 3, 2017	May 31, 2017
	(Unaudited)
Current Assets:
Cash	$12,287	$11,384
Accounts receivable	14,802	12,751
Inventories	12,929	12,233
Workers’ compensation security deposit	371	371
Other current assets	995	563

Total Current Assets	41,384	37,302

Property, Plant and Equipment, at Cost:
Land	2,016	2,965
Buildings and improvements	35,615	35,368
Machinery and equipment	16,872	16,364

	54,503	54,697
Less accumulated depreciation	44,092	43,721

	10,411	10,976
Other Assets	7,242	7,366

Total Assets	$59,037	$55,644

Current Liabilities:
Accounts payable, trade	$4,056	$3,861
Accrued salaries and wages	2,942	3,530
Accrued marketing programs	3,220	1,986
Accrued warranty	3,916	4,757
Customer deposits	1,977	1,880
Other accrued liabilities	2,596	2,371

Total Current Liabilities	18,707	18,385

Long-Term Liabilities:
Deferred compensation expense	4,808	4,848
Accrued warranty	2,800	2,800
Life insurance loans	2,707	4,312

Total Long-Term Liabilities	10,315	11,960

Shareholders’ Equity:
Common stock, $.0277 par value, 15,000,000 shares
authorized; issued 11,217,144 shares	312	312
Additional paid-in capital	5,316	5,171
Retained earnings	90,131	85,560
Treasury stock, at cost, 2,825,900 shares	(65,744)	(65,744)

Total Shareholders’ Equity	30,015	25,299

Total Liabilities and Shareholders’ Equity	$59,037	$55,644

Skyline Corporation and Subsidiary Companies

Consolidated Income Statements

For the Three-Months and Six-Months Ended December 3, 2017 and November 30, 2016

(Dollars in thousands, except share and per share amounts)

	Three-Months Ended		Six-Months Ended
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
OPERATIONS
Net sales	$57,765	$64,226	$116,227	$125,402
Cost of sales	49,394	58,996	99,930	113,592

Gross profit	8,371	5,230	16,297	11,810
Selling and administrative expenses	6,132	5,739	12,244	11,489
Net gain on sale of property, plant and equipment	762	—	702	—

Operating income (loss)	3,001	(509)	4,755	321
Interest expense	(37)	(86)	(184)	(172)
Income tax expense	—	—	—	—

Net income (loss)	$2,964	$(595)	$4,571	$149

Basic and diluted income (loss) per share	$.35	$(.07)	$.54	$.02

Weighted average number of common shares outstanding:
Basic	8,391,244	8,391,244	8,391,244	8,391,244

Diluted	8,562,899	8,391,244	8,531,191	8,512,903